                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-51548

PROSPECTUS SUPPLEMENT NO. 1
---------------------------


                                 $4,657,500,000

                             TYCO INTERNATIONAL LTD.

                     LIQUID YIELD OPTION (TM) NOTES DUE 2020
                             (ZERO COUPON -- SENIOR)
                                       AND
                           COMMON SHARES ISSUABLE UPON
                     CONVERSION AND/OR PURCHASE OF THE LYONS

         This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.


                                                         Aggregate
                                                         Principal
                                                         Amount at                                       Percentage
                                                        Maturity of    Percentage   Number of Common     of Common
                                                      LYONs That May    of LYONs     Shares That May        Shares
Name                                                     be Sold      Outstanding      be Sold(1)        Outstanding(2)
----                                                     -------      -----------      ----------        --------------

AIG SoundShore Holdings Ltd.....................       $22,250,000        *             229,206                 *

AIG SoundShore Opportunity Holding
Fund Ltd........................................        15,000,000        *             154,521                 *

AIG SoundShore Strategic Holding
 Fund Ltd.......................................        12,750,000        *             131,342                 *

Argent Classic Convertible Arbitrage
Fund L.P........................................        10,000,000        *             103,014                 *

Argent Classic Convertible Arbitrage
Fund (Bermuda) L.P..............................        40,000,000        *             412,056                 *

Argent Convertible Arbitrage
Fund Ltd........................................        15,000,000        *             154,521                 *

Capital Markets Transactions Inc................         8,500,000        *              87,561                 *

Chase Manhattan International...................       130,000,000      2.8%          1,339,182                 *

Goldman Sachs and Company.......................         2,800,000        *              28,843                 *

JMG Convertible Investments LP..................        55,000,000      1.2             566,577                 *


JMG Triton Offshore Fund, Ltd...................       110,900,000       2.4           1,142,425                *

McMahan Securities Co. L.P......................           500,000        *                5,150                *

R2 Investments, LDC.............................       175,000,000       3.8           1,802,745                *

Tribeca Investments LLC.........................       154,000,000       3.3           1,586,415                *


Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                            Aggregate
                                            Principal
                                            Amount at                           Number of
                                           Maturity of      Percentage of     Common Shares     Percentage of
                                         LYONs That May         LYONs          That May be      Common Shares
Name                                        be Sold         Outstanding          Sold(1)        Outstanding(2)
----                                        -------         -----------          -------        --------------

All other holders of LYONs or future
transferees, pledgees, donees,
assignees or successors of any such
holders (3)(4)........................   3,457,854,000         74.2%           35,620,737           2.0%

----------------
* Less than one percent (1%).
(1)      Assumes conversion of all of the holder's LYONs at a conversion rate of
         10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,748,649,762 common shares outstanding as of December 6, 2000. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.

         Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

         Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is December 21, 2000.

(TM)Trademark of Merrill Lynch & Co., Inc.